Exhibit 3.1

CERTIFICATE OF AMENDMENT TO BYLAWS

OF

DTS, INC.

The undersigned does hereby certify that:

I am the duly qualified and acting Executive Vice President, Legal, General Counsel and Secretary of DTS, Inc., a duly organized and existing Delaware corporation (the “Company”).

On January 7, 2008, the Company’s Board of Directors (the “Board”) duly adopted a resolution to amend Article VI, Section 1 of the Company’s Bylaws so that it reads in its entirety as follows:

“Section 1.             Certificates of Stock.

The shares of the corporation shall be represented by certificates, provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by uncertificated shares, and provided, further, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President and the Chief Financial Officer or an Assistant Chief Financial Officer, or the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by him in the corporation.

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation may issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation may issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.”

Except as amended above, the Company’s Bylaws as in effect immediately before such Board action remain unchanged and in full force and effect.

The resolution referred to above is in conformity with the Certificate of Incorporation and Bylaws of the Company, has never been modified or repealed, and is now in full force and effect.

IN WITNESS WHEREOF, I have executed this Amendment to Bylaws of the Company as of the 7th  day of January, 2008.

/s/ Blake Welcher

Blake Welcher
Executive Vice President, Legal,
General Counsel and Secretary